As filed with the Securities and Exchange Commission on December 21, 2010

Registration No. 333-140058

Registration No. 333-166920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-140058

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-166920

Under

The Securities Act of 1933

Isilon Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-2101027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3101 Western Avenue, Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

2006 EMPLOYEE STOCK PURCHASE PLAN

2006 EQUITY INCENTIVE PLAN

(Full title of the plans)

Paul T. Dacier

Vice President

Isilon Systems, Inc.

c/o EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

(508) 435-1000

(Name and address of agent for service)

(206) 315-7500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE:

REMOVAL OF SECURITIES FROM REGISTRATION

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Isilon Systems, Inc. (the “Company”) (together, the “Registration Statements”):

File No. 333-140058, pertaining to the registration of 16,788,854 shares of common stock, par value $0.00001 per share of the Company (“Common Stock”), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on January 18, 2007;

File No. 333-166920, pertaining to the registration of 11,506,146 shares of Common Stock, which was filed with the SEC and became effective on May 18, 2010;

On November 14, 2010, the Company, EMC Corporation, a Massachusetts corporation (“EMC”) and Electron Merger Corporation, a Delaware corporation and a wholly owned subsidiary of EMC (“Purchaser”), entered into an Agreement and Plan of Merger pursuant to which Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of EMC (the “Merger”). The Merger became effective on December 21, 2010 as a result of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

The offerings contemplated by the Registration Statements have been terminated. Pursuant to the undertakings contained in Part II of the Registration Statements, the Registrant is removing from registration, by means of post-effective amendments, any securities registered under the Registration Statements which remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, on this 21st day of December, 2010.

ISILON SYSTEMS, INC.

By:	/S/ PAUL T. DACIER
Name:	Paul T. Dacier
Title:	Vice President